Exhibit 10.1

QUALITY AGREEMENT

This QUALITY AGREEMENT (this “Agreement”), is entered into as of [•], 2014 (the “Effective Date”) between Symmetry Medical Inc., a Delaware corporation (the “Company”), and Racecar SpinCo, Inc., a Delaware corporation (“SpinCo”). Company and SpinCo are referred to herein collectively as the “Parties,” and each individually as a “Party”.

WHEREAS, the Parties have entered into that certain Supply Agreement, dated as of [•], 2014 (the “Supply Agreement”); and

WHEREAS, pursuant to the terms of the Supply Agreement, the Parties intend to supply to each other certain Products; and

WHEREAS, the Parties desire to enter into this Agreement in order to provide for the agreement of quality and regulatory issues related to the supply of Products under the Supply Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.0	DEFINITIONS. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Separation Agreement.

2.0	PURPOSE

2.1	This Agreement addresses the quality system requirements for the Products and is intended to ensure that the Products and all other products affected by the Product, if any, will be safe and effective, will have the proper identity, quality, purity, and potency, and will be in compliance with: (i) the Federal Food, Drug, and Cosmetic Act, as amended, 21 US.C. 321-394, (the “FD&C Act”); (ii) current good manufacturing practice requirements (“cGMP”) as set forth in the Food and Drug Administration (“FDA”) quality system (“QS”) regulations, as amended, 21 CFR 820.1, et seq. (“QS Regulations”); (iii) Directive 93/42/EEC concerning General Medical Devices (MDD) and, (iv) Receiving Party’s requirements and/or specifications (if any) (hereinafter collectively referred to as the “Product Specifications”).

2.2	In the event that quality issues not otherwise addressed in this Agreement arise during Product manufacture, quality evaluations, and/or performance of Supplying Party’s services, then Supplying Party agrees to implement mutually agreed upon continual improvement activities (including, without limitation, performance enhancements and corrective actions) that Receiving Party and Supplying Party mutually agree are necessary or appropriate to improve, assure, or otherwise maintain the quality of the Product, with neither Party’s agreement being unreasonably withheld, conditioned or delayed.

3.0	SCOPE AND EFFECT

3.1	Product Registration. Supplying Party shall be responsible for registering Supplying Party’s facilities with the appropriate Regulatory Agency or Agencies and for maintaining any such registrations and/or licenses in accordance with 21 CFR 807.20, 21 CFR 807.40 and Directive 93/42/EEC concerning General Medical Devices (MDD).

3.2	Regulatory Filings. The Party that is considered the legal manufacturer is responsible for maintaining and keeping readily available all documentation, correspondence and forms related to 510K, Pre-Market Approvals (“PMA”), and CE Marking.

3.3	The terms of this Agreement are intended to be consistent with and supplement the terms of any Supply Agreement. Notwithstanding the foregoing, in the event of any conflict between terms in this Agreement and any Supply Agreement or any purchase order, then the documents shall govern in this order: (i) the Supply Agreement; (ii) this Agreement; and, (iii) purchase order.

3.4	Duration of Agreement. This Agreement’s term is coterminous with the Supply Agreement in every respect (the “Term”), and shall at all times apply to the Product(s) provided by Supplying Party to Receiving Party under the Supply Agreement. Notwithstanding the foregoing, any section of this Agreement which has a predefined retention, survival or maintenance retention shall survive the termination of this Agreement for no less than five (5) years, at which time these obligations shall be reviewed in good faith for an extension of time if appropriate.

3.5	Responsibilities of the Parties. Appendix I sets forth the respective rights and obligations of the Receiving Party and Supplying Party hereunder.

4.0	COMMUNICATION AND DESIGNATION OF QUALITY REPRESENTATIVE

4.1	Each Party shall designate the appropriate person(s) from its respective quality unit (the “Quality Representative”) to be responsible for maintaining communication about quality assurance for the Product and this Agreement, including sending and receiving any notice(s) described or required herein.

4.2	Exhibit A: Specifications, Products and Materials, provides an initial and/or brief description of the Product(s).

5.0	SUPPLYING PARTY QUALITY MANAGEMENT SYSTEM REQUIREMENTS

5.1	The Supplying Party shall implement and maintain a quality management system in accordance with cGMP/QS requirements (21 CFR 820) and ISO 13485:2008: Medical devices-Quality management systems-requirements for regulatory purposes.

6.0	INTERNAL QUALITY SYSTEM AUDITS AND CORRECTIVE ACTION

6.1	Each Party will establish procedures for Quality System audits and conduct such audits to ensure that the Quality System is in compliance with the established Quality System requirements and to determine the effectiveness for the Quality System as set forth in 21 CFR 820.22 (Internal Audit).

6.2	Each party shall establish and maintain procedures for implementing corrective and preventive action as set forth in 21 CFR 820.100 (a) and to maintain such corrective and preventive action system in accordance with ISO 13485 8.5.2 (Corrective Action) and 8.5.3 (Preventive Action).

7.0	TRAINING AND EDUCATION

7.1	The Supplying Party shall determine the necessary education and training requirements for all employees, including temporary employees, entrusted with any work affecting quality to ensure that all personnel are trained to adequately perform their assigned responsibilities per 21 CFR 820.25 (b)(1)(2). Supplying Party shall keep records of training in accordance with record retention requirements identified in Appendix I.

8.0	DESIGN CONTROLS (see Appendix I)

8.1	Design Controls Generally. Supplying Party acknowledges and agrees that design and development planning is necessary and established to ensure that the design process for the Product is appropriately controlled and that Product Specifications and quality objectives are met.

8.2	Design Controls Developed By Receiving Party. Unless otherwise agreed to in a written document signed by the Parties and incorporated herein by reference, the Parties acknowledge and agree that Receiving Party is responsible for the design and development requirements for the Product in accordance with 21 CFR 820.30 and owns all design documents (including the design history file (DHF)) and specifications. Further, the Supplying Party shall be responsible for translating all design materials provided by Receiving Party and implement and perform the designated manufacturing activities in compliance with: (i) the procedures, drawings, requirements, and/or other design materials provided by Receiving Party; and, (ii) the requirements of the QS Regulations/cGMPs including, without limitation, the design transfer requirements set forth in 21 CFR 820.30(h).

9.0	PROCESS CONTROL (see Appendix I)

9.1	Production and Process Controls. Supplying Party shall develop, conduct, control, validate (where process results cannot be fully verified by inspection and testing) in accordance with 21 CFR 820.75 (Process Validation) and 820.70 (g) (Equipment Qualification) and conduct a documented risk analysis for the complete process of manufacturing (such as Process Failure Modes and Effects Analysis (“pFMEA”) or Control Plans, and monitor production processes to ensure that the Product conforms to Product Specifications.

9.2.	Supplying Party shall, more specifically, assure that production equipment and quality measurement equipment, including mechanical, electronic, automated, chemical, or other equipment, are: (i) suitable for the intended use; (ii) capable of producing valid results; (iii) operated by trained personnel; and, (iv) properly calibrated to the appropriate standard

9.4	Equipment Controls. All equipment used to manufacture the Product shall be appropriately designed, constructed, placed, and installed to facilitate maintenance, adjustment, cleaning and use in accordance with QS Regulations, including, without limitation, 21 CFR 820.70(g).

9.4.1	Supplying Party shall establish and maintain written maintenance procedures and schedules and shall specifically document the performance of all maintenance activities.

9.4.2	Supplying Party shall conduct and document completion of periodic inspections and/or audits to ensure Supplying Party’s adherence to equipment maintenance procedures and schedules.

10.0	DOCUMENT CONTROLS AND RETENTION (see Appendix I)

10.1	Product Records.

10.1.1	Supplying Party shall possess and retain detailed written records of all Supplying Party activities relating to the Product, including but not limited to documents concerning the design, development, composition, manufacture, testing, quality, validation, traceability, remanufacture, packaging, labeling, inspection, and shipping activities relating to the Product (collectively referred to as the “Product Records”).

10.1.2	Product Records also include all documents required by this Agreement, the Supply Agreement and applicable QS Regulations/cGMPs, including, but not limited to, the compilation of documents comprising a design history file (“DHF”), device history record (“DHR”) and device master record (“DMR”) as those terms are defined in 21 CFR 820.3.

10.2	Document Controls. Supplying Party shall establish and maintain an up-to-date written document control system for controlling the Product Records in accordance with the requirements set forth in this Agreement, the Supply Agreement, and the document control provisions in the QS Regulations, including, without limitation, 21 CFR 820.40.

10.3	Document Changes. Supplying Party shall maintain records of changes to documents. Change records shall include a description of the change, identification of the affected documents, the signature of the approving individual(s), the approval date, and when the change becomes effective.

10.4	Record Retention. Supplying Party shall retain all Product Records for a period of time equivalent to the design and expected life of the Product or the medical device in which the Product is intended to be included. Notwithstanding the foregoing, Supplying Party shall not alter, destroy, or otherwise dispose of any Product Records without Receiving Party Corporation’s prior written authorization.

10.5	Access to Product Records. Supplying Party shall provide copies of any or all Product Records to Receiving Party within a reasonable period of time following the request.

11.0	CHANGE CONTROL (see Appendix I)

11.1	Significance of Change Control. Supplying Party acknowledges and agrees that changes to any process, system, or activity (including, without limitation, designs, specifications, procurement, Supplying Party’s raw materials, manufacturing, shipping, labeling, packaging, tests, testing methods, calibration standards, standard operating procedures, equipment, software, maintenance, contamination controls, quality systems, and documents containing the procedures and specifications for the Product) relating to the Product can impact the safety, identity, quality, effectiveness, purity and/or potency of the Product. Supplying Party further acknowledges and agrees that certain manufacturing changes may require regulatory filings and/or regulatory approval prior to implementing any such change.

11.2	Supplying Party’s Change Control System. Supplying Party shall establish and maintain an up-to-date change control system with written policies and procedures for identifying, addressing, documenting, and implementing changes to any specification, method, process, or procedure (from design to delivery) relating to the Product. Such changes shall be verified, or where appropriate validated according to 21 CFR 820.75, before implementation and these activities shall be documented. Any such changes shall be approved by appropriate personnel and in accordance with the document change procedures set forth in 21 CFR 820.40. Such changes shall be verified, or where appropriate validated according to 21 CFR 820.75, (Validation of processes for production and service provision), before implementation and these activities shall be documented. Such changes shall be approved by appropriate personnel and in accordance with the document change procedures set forth in 21 CFR 820.40 .

11.3	Notice of Proposed Changes. In the event that Supplying Party identifies or is made aware of a potential change to any process, system, or activity relating to the Product, then Supplying Party shall promptly, and in no event later than three (3) business days after becoming aware of the potential change, notify Receiving Party of the proposed change using the current change request form (“SCR”). Each SCR shall, at a minimum, set forth a narrative description of the proposed change, identification of any documents affected by the proposed change, Supplying Party’s plan for addressing and implementing the proposed change, and when the proposed change would become effective.

11.4	Change Approval. Supplying Party shall not implement any changes to any process, system, or activity relating to the Product without prior written approval from an authorized member of Receiving Party’s quality assurance department. Supplying Party assumes all financial responsibility for changes made by Supplying Party without the required prior written approval from Receiving Party.

12.0	SUPPLYING PARTY’S PURCHASING AND ACCEPTANCE ACTIVITIES (see Appendix I)

12.1	Supplying Party’s Purchasing Controls. Supplying Party shall establish and maintain written requirements and procedures to ensure that all services or product(s) purchased or otherwise received by Supplying Party are acceptable for their intended use and conform to all Product Specifications.

13.0	MATERIAL USE, STORAGE, IDENTIFICATION AND TRACEABILITY (see Appendix I)

13.1	Storage of Materials. Supplying Party shall establish and maintain procedures for control of storage areas and stock rooms for product to prevent mix-ups, damage, deterioration, contamination, or other adverse effects pending distribution. Where Receiving Party provides raw material, Supplying Party shall maintain its traceability.

13.2	Identification. Supplying Party shall establish and maintain procedures for identifying product during all stages of receipt, production, distribution, and installation to prevent mixing of materials.

13.3	Traceability Controls. Supplying Party shall establish and maintain procedures to trace any material or component that relates to or is otherwise part of the Product via a unit, lot or batch control number in accordance with cGMPs/QS Regulations, including 21 CFR 820.65, and Product Specifications. Supplying Party shall document such traceability controls in order to facilitate corrective action.

14.0	LABELING AND PACKAGING (see Appendix I)

14.1	Labeling. The appearance and text of any labeling and packaging used in connection with the Product or any finished product containing or contained in the Product shall be identical to that utilized in the six (6) months prior to the Effective Date unless otherwise agreed to by the parties in good faith.

14.2	Packaging. The Party that is considered the legal manufacturer shall ensure that Product packaging is designed, validated, and constructed to protect the Product from alteration, contamination, mix-up, or damage during all processing, storage, handling and distribution activities. Bulk Product packaging is designed based on historical experience and/or accepted industry standards, relative to protecting the Product in transit. Supplying Party shall examine packaging related to the Product to assure that such containers and packaging: (i) are in accordance with Product Specifications; and, (ii) are not damaged or misbranded. Furthermore, Product shall be packed in such a way as to prevent the inadvertent mixing of multiple lots of parts.

16.0	PRODUCT RELEASE

16.1	Delivery Documentation. Supplying Party shall provide the following information with each delivery to Receiving Party:

•	Part Number;
•	Receiving Party PO Number
•	Lot Number
•	Quantity
•	Certificate of Analysis and/or Certificate of Conformance (see 18.1.3)

16.2	Certificate of Conformance. Supplying Party shall include with each shipment a Certificate of Conformance (“Certificate of Conformance”) stating the following:

•	Supplying Party Name
•	Receiving Party Part Name
•	Receiving Party Part # and Revision Level
•	Receiving Party Purchase Order #
•	Supplying Party Lot#
•	Quantity Shipped
•	Date Manufactured

17.0	COMPLAINT FILES

17.1	Complaint. The term “Complaint” means any indication of the failure of the Product to meet customer or user expectations for quality or to meet performance specifications, including, without limitation, any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of the Product after it is released for distribution.

17.2	Complaint Handling System. Supplying Party must establish and maintain written procedures for receiving, reviewing, and evaluating Complaints in accordance with cGMPs/QS Regulations, including 21 CFR 820.198.

17.3	Complaint Files. Supplying Party will maintain written records of Complaints in accordance with cGMPs/QS Regulations, including 21 CFR 820.198, that provide, at a minimum, written records of any investigation and the reasoning used by Supplying Party to determine whether an investigation is, or is not, necessary.

17.4	Notice. Supplying Party shall immediately notify Receiving Party in writing of any Complaint or Adverse Event involving the possible failure of the Product, including labeling or packaging, to meet any Product specifications. This Section shall survive Termination of the Agreement.

17.5	Complaint Investigation.

17.5.1	The Party that is considered the legal manufacturer is responsible for the initial assessment and, if appropriate, initial investigation of Complaints alleging an event that could be reportable to the FDA under FDA medical device reporting regulations, 21 CFR Part 803, as amended, and/or other Regulatory Agency as required.

17.5.2	Supplying Party Investigation. Notwithstanding the foregoing provision, Supplying Party will investigate Complaints if requested to do so by Receiving Party. Supplying Party will provide an investigation report to Receiving Party within ten (10) business days after Receiving Party’s request for a Supplying Party investigation. Supplying Party’s investigation shall be completed and documented in accordance with cGMPs/QS Regulations, including 21 CFR 820.198.

17.6	Medical Device Reporting. The Party that is considered the legal manufacturer shall be responsible for reporting to the relevant Regulatory Agency and/or FDA all Complaints and Adverse Events relating to the Product that are required to be reported under FDA medical device reporting regulations, 21 CFR Part 803, as amended.

18.0	QUALITY & MANUFACTURING AUDIT

18.1	Quality Audit. The term “Quality Audit” and “Manufacturing Audit” means an on-site systematic, independent, and documented examination of Supplying Party’s quality and process systems to determine whether Supplying Party is in compliance with quality and process system procedures, that the procedures are implemented effectively, that adequate controls are in-place, that the procedures are suitable to achieving quality objectives and product requirements, and that the systems are in accordance with applicable cGMPs/QS Regulations.

18.2	Quality Audit Procedure. Supplying Party shall provide Receiving Party with access to Supplying Party’s facilities, Product Records, and/or operations to conduct the Quality Audit during normal business hours and in a manner, as reasonably practicable under the circumstances, not to interfere with Supplying Party’s normal and ordinary operations. Receiving Party’s representative(s) or agent(s) conducting a Quality Audit will be qualified to conduct such audits, shall comply with Supplying Party’s safety and security rules, and will execute a commercially reasonable confidentiality agreement respecting the information obtained during the Manufacturing Audit. Each Party’s respective Quality Representative shall work together to coordinate and effectuate the Quality Audit; provided, however, that Supplying Party shall not in any manner unreasonably delay, condition, or otherwise interfere with Receiving Party’s right to conduct the Quality Audit.

18.3	Corrective Action Plan.

18.3.1	In the event that a Quality Audit finds or identifies any condition(s) that are not in compliance with this Agreement, Product Specifications, or cGMPs/QS Regulations (hereinafter a “Finding”), and are not cured within thirty (30) days of written notice from Receiving Party to Supplying Party, then: (i) Supplying Party may be placed on a no future business or restricted procurement status with Receiving Party; and, (ii) Supplying Party shall be responsible to provide Receiving Party with a written corrective action plan within thirty (30) business days thereafter.

The corrective action plan shall, at a minimum, set forth a narrative description detailing Supplying Party’s steps for addressing each Finding and implementing proposed containment, corrective and as applicable-preventive actions, and when such corrective and preventive actions would be implemented.

18.3.2	In the event that Supplying Party fails to provide an acceptable corrective and preventive action plan to Receiving Party within the requisite thirty (30) business day period, then Supplying Party shall remain on no future business or restricted procurement with Receiving Party.

19.0	REGULATORY INSPECTION

19.1	Regulatory Agency. The term “Regulatory Agency” means any local, state, regional, U.S. federal, or non-U.S., governmental or regulatory agency, relevant Competent Authority including, without limitation, the FDA.

19.2	Supplying Party Registration. Supplying Party shall be responsible for registering Supplying Party’s operations and/or facilities with the appropriate Regulatory Agency (ies) and for maintaining any such respective registrations and/or licenses. Supplying Party shall maintain, and keep readily available, all documentation and forms relating to such registrations and/or licenses.

19.3	Regulatory Communications. Supplying Party will notify Receiving Party within five (5) business days of Supplying Party’s receipt of any warning letter, untitled letter, or any observations from a Regulatory Agency (e.g. Form FDA-483) that identify or impact the Product and/or Receiving Party.

19.4	Cooperation. To the extent that any inspection or action by a Regulatory Agency directly affects the Product and/or Receiving Party, Supplying Party agrees to cooperate and confer with Receiving Party prior to Supplying Party submitting any response to a Regulatory Agency. Supplying Party further agrees to obtain Receiving Party’s consent, which will not be unreasonably withheld or delayed, before Supplying Party makes any commitment to a Regulatory Agency that would affect the Product and/or Receiving Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS THEREOF, the Parties enter into this Agreement and sign below to indicate their review, acceptance, and agreement to the terms and conditions set forth herein.

Symmetry Medical Inc.

By:
Name: Thomas J. Sullivan
Title: President and Chief Executive Officer

Racecar SpinCo, Inc.

By:
Name: Thomas J. Sullivan
Title: President and Chief Executive Officer

[Signature Page to Quality Agreement]